FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

RESQ Investment Partners, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT (the “First Amendment”) is made and effective as of February 1, 2016, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and RESQ Investment Partners, LLC, a Delaware limited liability company (the “Adviser”) located at 9383 E. Bahia Drive, Suite 120, Scottsdale, AZ 85260.

RECITALS:

WHEREAS, the parties previously entered into that certain Investment Advisory Agreement between Northern Lights Fund Trust III and RESQ Investment Partners, LLC dated as of November 21, 2013 (the “Agreement”);

WHEREAS, the Adviser has subsequently agreed to lower the annual adivosry fee as a percentage of net assest of the RESQ Strategic Income Fund and RESQ Dynamic Allocation Fund;

NOW, THEREFORE, the parties hereto agree as follows:

Appendix A of the Agreement is hereby replaced with the following:

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
RESQ Strategic Income Fund	1.45%
RESQ Dynamic Allocation Fund	1.45%

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: _/s/ James P. Ash______________

Name: James P. Ash

Title: President

RESQ Investment Partners, LLC

By: _/s/ Paul Kujalowicz _________

Name: Paul Kujalowicz

Title: Chief Operating Officer